EXHIBIT 15
October 29, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 29, 2014 on our review of interim financial information of Sonoco Products Company for the three month and nine month periods ended September 28, 2014 and September 29, 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 28, 2014 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100798; File No. 333-100799; File No. 333-152531; File No. 333-184692; File No. 333-195622 and File No. 333-195623) and Form S-3 (File No. 333-182988).
Very truly yours,
/s/ PricewaterhouseCoopers LLP